Exhibit 18.1

March 7, 2013

Hickory Tech Corporation
221 East Hickory Street
Mankato, Minnesota  56002-3248

Ladies and Gentlemen:
We have audited the consolidated balance sheet of Hickory Tech Corporation (the Company) as of December 31, 2012, and the related statements of income, comprehensive income, shareholders' equity, and cash flows for the year then ended and issued our report thereon dated March 7, 2013. The aforementioned consolidated financial statements and our report are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012.
As stated in Note 2 to those consolidated financial statements the Company changed the date of the annual goodwill impairment test from December 31st to October 1st and states that the newly adopted accounting principle is preferable in the circumstances because it will allow the Company more time to accurately complete its impairment testing process in order to incorporate the results in its annual financial statements and timely file those statements with the Securities and Exchange Commission. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.
With regard to the aforementioned accounting change, it should be recognized that professional standards have not been established for evaluating the preferability of one acceptable method of accounting over another method. Accordingly, we are furnishing this letter solely for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, and it should not be used or relied on for any other purpose.
Based on our review and discussion, with reliance on management's judgment and planning, we concur that he newly adopted method of accounting is preferable in the Company's circumstances.
Very truly yours,

/s/ Moss Adams LLP